Exhibit 19

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

INSIDER TRADING POLICY

(Amended and Restated as of July 24, 2024)

This Insider Trading Policy (this “Policy”) applies to all members of the Board of Directors (“Directors”), executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Executive Officers”), employees, consultants and contractors of Clear Channel Outdoor Holdings, Inc. and its subsidiaries (the “Company”), as well as their Family Members and entities, including any corporations, partnerships, limited liability companies, or trusts, controlled by any person covered by this Policy (“Entities”). “Family Members” means children, stepchildren, parents, stepparents, spouses, siblings, mothers-in-law, fathers-in-law, daughters-in-law, sons-in-law, sisters-in-law and brothers-in-law, persons (other than tenants or employees) sharing a household, and any family members who do not share a household but whose transactions in Company securities are directed by an individual covered by this Policy or are subject to such individual’s influence or control (such as parents or children who consult with such individuals before they trade in Company securities).
This Policy is designed to prevent insider trading or allegations of insider trading and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact Lynn Feldman, the Chief Legal Officer of the Company, at LynnFeldman@clearchannel.com.
Since the Company has securities registered in the United States, this Policy is primarily designed to help the Company address compliance with U.S. securities laws. However, you also may be subject to compliance with additional laws in your jurisdiction of residence. Please contact a member of the Legal Department for your location if you have questions regarding applicable local laws.

Adoption of Insider Trading Policy
The Board of Directors of the Company has adopted this Policy for our Directors, Executive Officers, employees, consultants and contractors, as well as their Family Members and Entities, with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship. The Policy prohibits trading based on material, nonpublic information regarding the Company or those publicly traded companies with whom we have a business relationship.

Company Assistance
Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Company’s Chief Legal Officer, Lynn Feldman (the “Compliance Officer”), at LynnFeldman@clearchannel.com. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.
Background
Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing such information to others. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences thereof, which can be severe. The U.S. Securities and Exchange Commission (the “SEC”) investigates insider trading violations. The SEC, together with the U.S. Department of Justice, pursue insider trading violations vigorously. Cases have been successfully prosecuted against employees with material, nonpublic information, including instances of trading by employees through foreign accounts, trading by family members and friends, trading by Entities, trading in the securities of an economically-linked or otherwise related-company, and trading involving only a small number of shares, with significant monetary and/or criminal consequences.
Penalties for Noncompliance
Civil and Criminal Penalties. Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million for an individual, and (3) civil fines of up to the greater of $2,166,2791 and three times the profit gained or loss avoided, in each case, as of the date of this Policy.
Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $2,166,2791 and three times the profit gained or loss avoided, as well as criminal penalties of up to $25 million, in each case, as of the date of this Policy. The civil penalties can extend personal liability to the Company’s Directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
1 The Federal Civil Penalties Inflation Adjustment Act of 2015 requires all federal agencies to annually adjust the civil monetary penalties that can be imposed by such agencies for inflation. Accordingly, this figure is likely to change year-over-year.

Company Sanctions. Failure to comply with this Policy may also subject you to Company-imposed sanctions, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment, regardless of whether your failure to comply with this Policy results in a violation of law.
Scope of Policy
Persons Covered. This Policy applies to all Directors, Executive Officers and employees of, or consultants or contractors to, the Company who receive or have access to material nonpublic information. The same restrictions that apply to you apply to your Family Members and to any Entities. You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with the terms of this Policy. In addition, you may not direct anyone else to engage in a transaction on your behalf if you would be prohibited by this Policy from entering into the transaction directly.
Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in the Company’s securities. It includes trading in the securities of customers or suppliers of the Company and those with which the Company may be negotiating business relationships or major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other entities.
Transactions Covered. This Policy applies to all transactions (including, but not limited to, purchases, sales and bona fide gifts) in the Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities (such as exchange-traded put or call options), hedging transactions and short sales. Trading also includes certain transactions under Company plans, as follows:
•Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.
•Vesting of Restricted Stock and Performance Awards. This Policy’s trading restrictions do not apply to the vesting of restricted stock, performance stock units, restricted stock units or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, performance stock units or restricted stock units. The trading restrictions do apply, however, to any sale of the Company’s securities received upon such vesting.

•401(k) Plan. If applicable, this Policy’s trading restrictions do not apply to purchases of the Company’s securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The trading restrictions would apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.
Transaction Not Covered. If you own shares of a mutual fund that invests in the Company’s securities, there are no restrictions on trading the shares of the mutual fund at any time.
Statement of Policy
No Trading on Inside Information. You may not trade in the securities of the Company, directly or through Family Members or other persons or Entities, if you are aware of any material nonpublic information relating to the Company. Similarly, you may not trade in the securities of companies with whom we have a business relationship if you are aware of any material nonpublic information about that company which you obtained in the course of your employment with the Company.
No Tipping. You may not pass material nonpublic information on to others, and you may not recommend to anyone or express opinions about the purchase or sale of any securities when you are aware of material nonpublic information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.
No Disclosure of Non-public Information. Non-public information relating to the Company and other companies or persons that it does business with, such as its vendors, customers, collaborators and suppliers, is the property of the Company, and the unauthorized disclosure of that information is prohibited. All unauthorized persons are prohibited from disclosing information about the Company on the Internet, in forums such as chat rooms, X (formerly known as Twitter), Facebook, Instagram, Reddit, etc., or on blogs where companies and their prospects are discussed, regardless of the situation.

Obligation to Disclose Material Nonpublic Information to the Company. You may not enter into any transaction, unless you have disclosed any nonpublic information that could reasonably be deemed material that you become aware of in the course of your service with the Company, and that senior management is not aware of, to the Compliance Officer. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a Director, you must disclose the information to the board of directors, before any transaction is permissible.
No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this Policy. Every Director, Executive Officer, employee, consultant and contractor of the Company has the individual responsibility to comply with this Policy against insider trading. From time to time, you may have to forego a proposed transaction in the Company’s securities even if you planned to make the transaction before learning of the material nonpublic information and even though you believe that you may suffer from an economic loss.
Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company’s Board of Directors has adopted an Addendum to Insider Trading Policy that applies to Directors, Executive Officers and certain other designated individuals who usually have access to material nonpublic information about the Company (the “Addendum”). The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits persons covered by it from trading in the Company’s securities during quarterly blackout periods (beginning 15 days before the end of a quarter and ending after the second full business day following the release of the Company’s earnings for that quarter) and during certain event-specific blackouts. Directors and Executive Officers of the Company must also pre-clear all transactions in the Company’s securities with the Compliance Officer.
Exception for Approved 10b5-1 Plans
Trades in the Company’s securities that are executed pursuant to an approved l0b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions set forth in the accompanying Addendum relating to pre-clearance procedures and blackout periods.
Rule 10b5-1 provides an affirmative defense from insider trading liability under the U.S. federal securities laws for trading plans that meet certain requirements. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in the Company’s securities that meets the conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, the Company’s securities may be purchased or sold without regard to certain insider trading restrictions described in this Policy.

To comply with the Policy, the adoption, modification or early termination of a Rule 10b5-1 Plan must be approved by the Compliance Officer, and all Rule 10b5-1 Plans must meet the requirements of Rule 10b5-1. Any Rule 10b5-1 Plan must be submitted for approval five business days prior to the entry into the Rule 10b5-1 Plan, and any proposed modifications or terminations thereof must be submitted for approval at least three business days prior to the consummation of such actions. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
In addition, a Rule 10b5-1 Plan must be entered into or modified only (i) at a time when the person entering into or modifying the plan is not aware of material nonpublic information about the Company or the Company’s securities and (ii), in the case of individuals subject to the restrictions set forth in the Addendum relating to pre-clearance procedures and blackout periods, outside of a blackout period. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade(s). The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Once a Rule 10b5-1 Plan is approved and is adopted or modified, it is subject to a “cooling-off” period before execution of the first trade. The “cooling-off” period for Directors and Executive Officers ends on the later of: (i) 90 days following the Rule 10b5-1 Plan adoption or modification or (ii) two business days following the disclosure in Form 10-Q or Form 10-K of the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified. However, the cooling-off period will not exceed 120 days following plan adoption or modification. For all other individuals, a 30-day cooling-off period is required.
A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and Executive Officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.
All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.
Definition of Material Nonpublic Information
Note that inside information has two important elements: materiality and public availability.
Material Information. It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in deciding whether to buy, hold or sell a security.

Similarly, any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:
•Projections of future earnings or losses or other earnings guidance.
•Financial results.
•Earnings that are inconsistent with the consensus expectations of the investment community.
•A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets.
•A change in management.
•Major events regarding the Company’s securities, including the declaration of a stock split, the offering of debt or equity securities or the commencement of any debt or equity repurchase program.
•Financial or liquidity problems.
•Actual or threatened litigation, or the resolution of such litigation.
•New major contracts, orders, suppliers, customer or finance sources, or the loss thereof.
•Changes in subscription rates.
•Significant developments related to intellectual property.
•Significant cybersecurity incidents or threats.
Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.
Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully.
As a general rule, information is considered nonpublic until the second full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday.

Additional Guidance
The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance.
Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
Hedging Transactions. You may not engage in transactions in publicly traded options related to the Company’s equity securities (such as puts or calls) or engage in transactions involving any other financial instruments (such as forward contracts, equity swaps, collars or exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described above) should be used only for a very brief period of time and, in the case of Directors and Executive Officers who are required to pre-clear their transactions with the Compliance Officer, for no longer than the duration of the pre-clearance. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading.
Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this general prohibition may be granted where you wish to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities. If you wish to pledge Company securities as collateral for a loan, you must submit a request for approval to the Compliance Officer of the Company at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Post Termination Transactions
This Policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company. If you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.
Unauthorized Disclosure
Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company, its affiliates or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.
You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession. You may not disclose nonpublic information about the Company or any other company with which the Company does business, unless required by law, or unless (i) you are authorized to disclose the information and (ii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with agents of the Company. In cases where disclosing nonpublic information to third parties is required, you should coordinate with the Legal Department.
The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management.
Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals. In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to a Designated Spokesperson (as defined in the Company’s Fair Disclosure Policy).
Personal Responsibility
You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. If you violate this Policy, the Company may take disciplinary action, including dismissal for cause.
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This Policy is dated July 24, 2024 and supersedes any previous policy of the Company concerning insider trading.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

ADDENDUM TO INSIDER TRADING POLICY

(Amended and Restated as of July 24, 2024)
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Board of Directors of Clear Channel Outdoor Holdings, Inc. (the “Company”) has adopted this addendum (this “Addendum”) to that certain Insider Trading Policy, dated as of July 24, 2024 (the “Policy”). This Addendum applies to Directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Executive Officers”), and certain designated employees and consultants of the Company and its subsidiaries who have access to material nonpublic information about the Company (collectively, “Covered Persons”), as well as any Family Members of any Covered Person. “Family Members” means children, stepchildren, parents, stepparents, spouses, siblings, mothers-in-law, fathers-in-law, daughters-in-law, sons-in-law, sisters-in-law and brothers-in-law, persons (other than tenants or employees) sharing a household, and any family members who do not share a household but whose transactions in Company securities are directed by an individual covered by this Addendum or are subject to such individual’s influence or control (such as parents or children who consult with such individual’s before they trade in Company securities).
This Addendum is in addition to and supplements the Policy.
Covered Persons subject to this Addendum include all Directors, Executive Officers, accounting employees with the title of vice president or higher, investor relations employees that assist with earnings releases, legal department employees that assist with preparing U.S. Securities and Exchange Commission (“SEC”) filings, any employees on the Company’s disclosure committee, and any other persons designed by the Legal Department as being subject to these procedures.
Pre-clearance Procedures
The Company’s Directors and Executive Officers are covered by the following pre-clearance procedures.

Directors and Executive Officers, together with their Family Members, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, or a gift, loan, pledge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s Chief Legal Officer (the “Compliance Officer”). A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. The Compliance Officer may not transact in Company securities unless the Chief Executive Officer of the Company has approved the transaction in accordance with the procedures set forth in this Addendum. If pre-clearance is denied, that denial must be kept confidential by the person requesting pre-clearance. Unless otherwise provided, pre-clearance of a transaction is valid for three business days. If the transaction is not executed within that time, the person must request pre-clearance again before executing the transaction. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws, this Addendum and the Policy.
Blackout Procedures
All Covered Persons, together with their Family Members, are subject to the following blackout procedures.
Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, regardless of whether or not you are aware of any material nonpublic information, you may not trade in the Company’s securities during the period beginning 15 days before the end of a quarter and ending after the second full business day following the release of the Company’s earnings for that quarter. All persons who are informed by the Compliance Officer or her designee(s) that they are subject to the quarterly blackout periods are subject to these quarterly blackout periods.
It should be noted that even outside of a blackout period, any person possessing material, nonpublic information concerning the Company should not engage in any transactions in the Company’s securities until at least the second full business day after the public disclosure of that information. Although the Company may from time to time recommend that Covered Persons suspend trading outside of a blackout period because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities outside of a blackout period should not be considered a “safe harbor,” and all Covered Persons should use good judgment at all times.

Interim Earnings Guidance and Event-Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be prohibited while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
From time to time, an event may occur that is material to the Company and is known by only a few individuals. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons covered by the quarterly earnings blackout procedures, may not trade in the Company’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Compliance Officer may deny the request, without disclosing the reason for the denial. Any person whose trade is denied or is made aware of the existence of an event- specific blackout should not disclose the restriction or the existence of the blackout to any other person. The failure of the Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.
Directors and Executive Officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.
Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.
Beneficial Ownership Forms Required by the SEC
Section 16 of the Securities Exchange Act of 1934, as amended, and the SEC’s rules thereunder require all of the Executive Officers, Directors and greater than 10% stockholders of the Company to report their initial beneficial ownership of equity securities of the Company and any subsequent changes in that ownership.
A Form 3 must be filed within 10 days of becoming an Executive Officer or Director of the Company. This report discloses the reporting person’s beneficial interest in Company securities and must be filed even if such person does not own any Company securities.

A Form 4 must be filed to report acquisitions and dispositions of Company securities, including, but not limited to, (a) any open market or private sale or purchase of Company securities, (b) any grant, exercise or conversion of Company restricted stock, restricted stock units, or derivative securities (e.g., stock options or performance stock units), (c) any bona fide gift, and (d) any intra-plan transfers involving Company securities held under pension or retirement plans. A Form 4 must generally be filed within two business days of the date of execution of the transaction (not the settlement date or subsequent closing or delivery date). Forms 4 for sales made pursuant to Rule 10b5-1 Plans should specifically note that the sales were made pursuant to a previously-established trading plan. It is important that Executive Officers and Directors ensure that their brokers and any applicable plan administrator notify them promptly of any transaction. A Form 4 must also be filed after a person ceases to be an Executive Officer or Director of the Company if there is a non-exempt, “opposite-way” transaction within six months of such person’s last transaction while an Executive Officer or Director (e.g., an open market sale within six months of a purchase).
A Form 5 must be filed within 45 days after the Company’s fiscal year-end by every person who was an Executive Officer or Director at any time during the fiscal year to report (a) certain acquisitions of Company securities not otherwise required to be reported on a Form 4, (b) certain miscellaneous transactions, such as inheritances not otherwise required to be reported on a Form 4, and (c) any transaction during the last fiscal year that was required to be reported on a Form 3 or Form 4 but was not reported. The regulations provide that, at the discretion of the Executive Officer or Director involved, transactions normally reported at fiscal year-end on a Form 5 may be reported earlier on a Form 4. If there are no reportable transactions, or if all reportable transactions have already been reported on a Form 3 or Form 4, a Form 5 is not required. The Company encourages the use of the Form 4 early reporting option to help prevent transactions from going unreported at fiscal year-end and to help eliminate the need to file a Form 5.
Section 16 reports must be filed electronically with the SEC via EDGAR and promptly posted to the Company’s website. Under SEC rules, the preparation and filing of Section 16 reports is the sole responsibility of the reporting person. However, the Company endeavors to assist Executive Officers and Directors in preparing and filing these forms. The Company can only facilitate compliance by Executive Officers and Directors to the extent they provide the Company with the information required. The Company does not assume any legal responsibility in this regard.
Note that the beneficial ownership reporting requirements do not apply to all senior personnel of the Company. These requirements, as well as the “short-swing” profit disgorgement provisions, apply to Directors and “officers” of the Company. The term “officer” is specifically defined for Section 16 purposes, and includes, among others, all of the executive officers of the Company and may include officers of subsidiaries. Senior personnel with questions about their status for Section 16 reporting purposes should consult with the Company’s Compliance Officer.

Post-Termination Transactions
If you are aware of material nonpublic information when you terminate employment or services, you may not trade in the Company’s securities until that information has become public or is no longer material.
In all other respects, the procedures set forth in this Addendum generally will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services. However, if you are a Section 16 reporting person, the Section 16 reporting requirements and “short-swing” profit disgorgement provisions may continue to apply to you for a period of time after your termination of employment or services. As a result, Section 16 reporting persons should consult with the Company’s Compliance Officer about any continuing Section 16 obligations after the termination of employment or services.
Company Assistance
Your compliance with this Addendum and the Policy is of the utmost importance both for you and for the Company. If you have any questions about this Addendum, the Policy or their application to any proposed transaction, you may obtain additional guidance from the Compliance Officer.
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